UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 29, 2015

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On July 29, 2015, Histogenics Corporation (the “Company”) promoted Stephen Kennedy as the Company’s Chief Technology Officer. In connection with this promotion, the Company and Mr. Kennedy entered into an amended and restated employment agreement (the “Employment Agreement”) dated July 29, 2015. Under the Employment Agreement, the Company will pay Mr. Kennedy a base salary at the gross annual rate of $320,000 and Mr. Kennedy shall be eligible to earn an annual incentive bonus with a target amount equal to 35% of the annual base salary. Subject to the approval of the Company’s board of directors or its compensation committee, the Company shall also grant Mr. Kennedy an additional option (the “Option”) to purchase 50,000 shares of the Company’s Common Stock pursuant to the terms of the Company’s 2013 Equity Incentive Plan and the Company’s standard form Stock Option Agreement. The shares subject to the Option will vest over a four-year period of employment by the Company, with 25% of the shares vesting following July 29, 2015 under the Agreement.

If the Company terminates Mr. Kennedy’s employment without cause or Mr. Kennedy resigns for good reason, the Company will continue to pay Mr. Kennedy his base salary, and he will be entitled to health benefits, for a period of nine months following the termination of his employment. For purposes of the Employment Agreement, cause means Mr. Kennedy’s unauthorized use or disclosure of confidential information or trade secrets which causes material harm to the Company, a material breach of any agreement between Mr. Kennedy and the Company which is not remedied within 15 days after notice from the Company, a material failure to comply with the legal directives of the Company’s Board of Directors which is not remedied within 15 days after notice from the Board of Directors, the sale, possession or use of illegal drugs or habitual intoxication, conviction of, plea of “guilty” or “no contest” to any felony, gross negligence or willful misconduct in the course of performing service to the Company, failure to perform reasonably assigned duties after receiving written notification of such failure from the Board of Directors, or failure to cooperate in good faith with a governmental or internal investigation of the Company, if the Company has requested Mr. Kennedy’s cooperation. For purposes of the Employment Agreement, resignation for good reason means a material reduction in Mr. Kennedy’s base salary, a change in Mr. Kennedy’s title or position with the Company that materially reduces his level of authority or responsibility, a relocation of principal workplace by more than 40 miles or a material breach by the Company of its obligations under the Employment Agreement.

Pursuant to the Company’s Confidential Information and Intellectual Property Assignment Agreement, previously entered into with Mr. Kennedy, for a period of 12 months after the termination of his employment, Mr. Kennedy will be subject to certain restrictions on competition with us and on the solicitation of the Company’s employees and customers. Mr. Kennedy has an at-will employment relationship with the Company.

This summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is included as Exhibit 10.39 hereto and incorporated herein by reference.

Mr. Kennedy, age 58, has served as our Senior Vice President of Technical Operations since August 2013. From May 2011 to August 2013, Mr. Kennedy served as the Executive Vice President, Research and Development, at Mascoma Corporation, a biofuel company. Mr. Kennedy served as Executive Director of the Novartis/MIT Center for Continuous Manufacturing at the Massachusetts Institute of Technology from October 2010 to May 2011. Mr. Kennedy also served as Senior Vice President of Biologics Operations at Genzyme Corporation from 2008 to October 2010, after having held a variety of technical operations positions with the company beginning in 1992. Prior to this, Mr. Kennedy managed process development at Genencor International in Helsinki, Finland from 1989 to 1992. Mr. Kennedy has a B.S. from the University of Michigan, an M.S. from the University of Rochester and an M.B.A. from Boston University.

The press release announcing Mr. Kennedy’s hiring is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.39	Amended and Restated Employment Agreement by and between Histogenics Corporation and Stephen Kennedy dated July 29, 2015.

99.1	Press Release of Histogenics Corporation dated July 30, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HISTOGENICS CORPORATION

Date: July 30, 2015	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.39	Amended and Restated Employment Agreement by and between Histogenics Corporation and Stephen Kennedy dated July 29, 2015.

99.1	Press Release of Histogenics Corporation dated July 30, 2015.